THE DREYFUS/LAUREL FUNDS TRUST (the “Registrant”) Dreyfus Equity Income Fund Dreyfus Emerging Markets Debt Local Currency Fund (each a “Fund” and, collectively the “Funds”)

Registration No. 811-524 Sub-Item 77Q1

At meetings held on July 23-24, 2008, the Board of Trustees of the Registrant authorized the name change, effective December 1, 2008, of Dreyfus Premier Equity Income Fund to Dreyfus Equity Income Fund and Dreyfus Premier Emerging Markets Debt Local Currency Fund to Dreyfus Emerging Markets Debt Local Currency Fund. These changes, with respect to each Fund, were reflected in Post Effective Amendment No. 145 to the Registrant’s Registration Statement on Form N-1A, filed on February 26, 2009.